Exhibit 10.1

LOAN AGREEMENT WITH CHATTEL MORTGAGE

This Loan Agreement with Chattel Mortgage (“Agreement”) made and entered into this October 9, 2007, at the City of Makati, Metro Manila, Philippines, by and among:

ON SEMICONDUCTOR PHILIPPINES, INC., a corporation duly organized and existing under and by virtue of the laws of the Republic of the Philippines with address and place of business at Governor’s Drive, Bo. Maduya Carmona, Cavite, Philippines, represented in this transaction by RICHARD COHEN, President and General Manager, being duly authorized for the purpose (hereinafter referred to as the “Borrower”);

BANK OF THE PHILIPPINE ISLANDS, a financial institution duly organized and existing under and by virtue of the laws of the Philippines with address and place of business at the 7th Floor, BPI Building, Ayala Avenue corner Paseo de Roxas, Makati City, Philippines, represented in this transaction by ALBERTO E. PASCUAL, Senior Vice-President, and AURALYN S. TORRES, Vice-President, being duly authorized for the purpose (hereinafter referred to as “BPI”);

METROPOLITAN BANK & TRUST COMPANY, a financial institution duly organized and existing under and by virtue of the laws of the Philippines with address and place of business at Metrobank Plaza, Sen. Gil J. Puyat Avenue, Makati City, Philippines, represented in this transaction by JOSE M. CHAN, JR., Senior Vice-President, and MARITESS D. RIVERA, Vice-President, being duly authorized for the purpose (“hereinafter referred to as “Metrobank”);

and

SECURITY BANK CORPORATION, a financial institution duly organized and existing under and by virtue of the laws of the Philippines with address and place of business at Security Bank Centre, 6776 Ayala Avenue, Makati City, Philippines, represented in this transaction by OLIVIA B. YAO, First Vice-President, and VICTOR O. MARTINEZ, Vice-President, being duly authorized for the purpose (“hereinafter referred to as “SBC”);

(Each of BPI, Metrobank and SBC may be referred to as a “Lender” in the singular or the “Lenders”, collectively; and each of the Borrower and the Lenders in this Agreement may be referred to as a “Party” in the singular, or the “Parties”, collectively)

WITNESSETH : THAT

WHEREAS, the Borrower has requested a five (5)-year term loan of up to TWENTY-FIVE MILLION US DOLLARS (US$25,000,000.00) from the Lenders, to finance the acquisition of capital expenditures, to pay certain existing obligations and for other general corporate uses;

WHEREAS, the Lenders have agreed to extend a term loan to the Borrower subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter stated, the Parties hereto agree as follows:

Section 1. Construction and Definitions

1.01	Principles of Construction

(a)	Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Section 1.02 of this Agreement.

(b)	The headings in this Agreement are inserted for convenience of reference only and shall not limit or affect the construction of the provisions hereof. Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa, and references to any gender shall include the other genders. Unless otherwise provided herein, all terms of accounting used herein shall be construed in accordance with generally accepted accounting principles in effect in the Philippines on the date applied. References to “Sections” and “Exhibits” are to be construed as references to the Sections and Exhibits of and to this Agreement. The Exhibits attached to this Agreement shall form integral parts hereof.

(c)	Reference to any Applicable Law shall be construed as a reference to such Applicable Law as re-enacted, amended or extended from time to time, and any reference to any document or agreement, including this Agreement, shall be deemed to include (i) the schedules and exhibits thereof and thereto which are attached and made integral parts thereof, and (ii) references to such document or agreement as may be amended or modified from time to time in accordance with its terms, but only to the extent such amendments and other modifications are not prohibited by the terms thereof or of this Agreement, unless otherwise indicated.

(d)	Reference to any party to this Agreement or any party to any other agreement shall include its successors, and in the case of governmental persons, persons succeeding to their respective functions and capacities.

1.02	Definitions

When used in this Agreement, the following terms, unless the context otherwise requires, shall have the following meanings:

a)	“Agreement” shall mean this Loan Agreement with Chattel Mortgage, the Note/s, and all annexes, schedules and all future amendments or supplements thereto;

b)

“Applicable Law” shall mean any Philippine statute, law, regulation, ordinance, rule, judgment, order, decree, governmental approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority;

c)	“Banking Day” shall mean a day on which: a) commercial banks are open for business in Makati City and in Carmona, Cavite; and, b) when the Philippine Clearing House Corporation is likewise open for business. Provided, that all other days not otherwise specified herein shall mean calendar days which shall be construed as successive periods of twenty-four (24) hours each whether such periods are Banking Days or not;

d)	“Base Rate” shall mean the three (3)-month London Interbank Offered Rate (“LIBOR”) at approximately 11:30 a.m. (Philippine time) on the Interest Rate Setting Date. In the event that such rate or screen page from Bloomberg is not available for any reason except market disruptions, the applicable Base Rate shall be determined by reference to the LIBOR of the immediately preceding day;

e)	“Borrowing” shall mean the advance by the Lenders to the Borrower, or as the context may require, the amount of such advance from time to time outstanding;

f)	“Borrower Stockholders’ Equity” shall refer to the total stockholders’ equity of the Borrower as recognized and measured in its audited financial statements in conformity with generally accepted accounting principles;

g)	“Commitment” shall mean the obligation of the Lenders to grant a term loan facility in favor of the Borrower up to the maximum aggregate principal amount of TWENTY-FIVE MILLION US DOLLARS (US$25,000,000.00) subject to the terms and conditions of this Agreement;

h)	“Days” shall mean consecutive calendar days;

i)	“Debt to Equity Ratio” shall mean the ratio of Long-Term Debt over Borrower Stockholders’ Equity;

j)	“Dollars” or “US Dollars” and the signs “$”, “US$” or “USD” shall mean the legal currency of the United States of America;

k)	“Drawdown” shall mean the act of availing of the Borrowing to be made by the Lenders in favor of the Borrower, here to be made in accordance with Sections 2.02 and 7 hereof;

l)	“Event/s of Default” shall have the same meaning set forth in Section 8.01 hereof;

m)	“Governmental Authority” shall mean any governmental, state or other political subdivision thereof, or any entity exercising or entitled to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

n)	“Indebtedness” shall mean all obligations of the Borrower then outstanding for the payment or repayment of money, including (i) all indebtedness of the Borrower for or in connection with borrowed money or for the deferred purchase price of property or services or for leases and similar arrangements (including, but not limited to, reimbursement obligations under or in respect of any letter of credit or bank acceptance and the obligation to repay deposits with or advances to the Borrower), and (ii) all direct and indirect guarantees of the Borrower in respect of, and all obligations (contingent or otherwise) of the Borrower to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, all indebtedness of another Person; provided, however, that the term Indebtedness shall not include (a) payment obligations in the ordinary course of business or in the day-to-day operations of the Borrower, or (b) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets.

o)	“Interest” on the Loan shall be as set out in Section 2.04 hereof.

p)	“Interest Payment Date” shall mean the day on which interest is due on the Loan. Should the Interest Payment Date fall on a day that is not a Banking Day in Makati City or in Carmona, Cavite or the Philippine Clearing House Corporation is not open for business, the corresponding amount of Interest shall be paid on the immediately succeeding Banking Day, without adjustment as to the amount of Interest to be paid, except on the final Interest Payment Date and on the last Loan Repayment Date which shall be computed from the last interest accrual up to the actual date of payment. For avoidance of doubt, the Interest Payment Date shall be as set out in the Loan Payment Schedule (more particularly, Exhibit “E” of this Agreement) which shall be accompanying the Note/s evidencing each Borrowing.

q)	“Interest Period” shall mean the period commencing on the date of the Drawdown and having a duration of three (3) Months and each period thereafter;

r)	“Interest Rate Setting Date” shall be the first day of each Interest Period. For avoidance of doubt, the Interest Rate Setting Date shall be as set out in the Loan Payment Schedule (more particularly, Exhibit “E” of this Agreement) which shall be accompanying the Note/s evidencing each Borrowing;

s)	“Lien” shall mean any pledge, mortgage, charge, encumbrance, title retention or other security arrangement on or with respect to any asset or revenue of the Borrower;

t)	“Loan” shall mean the aggregate principal amount of the Borrowing made by Borrower hereunder;

u)	“Loan Documents” shall mean collectively this Agreement, the Note/s, and all other agreements, instruments and documents executed or delivered pursuant to the terms of this Agreement, including any and all amendments or supplements thereto;

v)	“Loan Repayment Date” shall mean the day on which a principal installment is due on the Loan as set out in Section 2.07 hereof and in the Loan Repayment Schedule. Should the Loan Repayment Date fall on a day that is not a Banking Day in Makati City or in Carmona, Cavite, or the Philippine Clearing House Corporation is not open for business, the corresponding amount of installment shall be paid on the immediately succeeding Banking Day, without adjustment as to the amount of Interest to be paid, except on the last Loan Repayment Date which shall be computed from the last interest accrual up to the actual date of payment;

w)	“Long-Term Debt” shall mean debt or liabilities of the Borrower with a maturity date of not less than twelve (12) months as recognized and measured in its audited financial statements in conformity with generally accepted accounting principles;

x)	“Majority Lenders” shall mean two (2) of the three (3) Lenders.

y)	“Month” shall mean the period commencing on a specified day in any calendar month and ending on the numerically corresponding day in the relevant subsequent calendar month (or if there is no corresponding day in the calendar month in which such period ends, such period shall end on the last day of such calendar month);

z)	“Note/s” shall mean each of the promissory notes executed on the date of Drawdown which by their respective terms are incorporated into and form an integral part of this Agreement, evidencing the Loan pursuant to Section 2.03 hereof and more specifically described in Exhibit “A” hereof or any promissory note/s delivered by the Borrower with the consent of the Lenders in extension, renewal or substitution thereof and evidencing all or part of such Lenders’ advances;

aa)	“Pesos” and the signs “(Peso)” and “PhP” shall mean the legal currency of the Republic of the Philippines;

bb)	“Quarter” shall mean a period of three (3) Months;

cc)	“Subsidiaries and Affiliates” shall mean those corporations which are either wholly-owned or controlled by the Borrower and/or the Lenders (where applicable) or are either under the control or are under common control with the Borrower and/or the Lenders (where applicable);

dd)	“Taxes” shall mean any and all present or future taxes (except for the two (2%) creditable withholding tax for large taxpayers,), levies, imposts, deductions, withholdings, filings or registrations and other fees or charges and all fines, penalties and other liabilities with respect thereto (but excluding any income tax payable in respect of the overall net income of the Lenders earned in each calendar year) imposed by the Republic of the Philippines or any political subdivision or taxing authority thereof or therein on or with regard to any payment called for by the Loan Documents, and/or any aspect of the transactions contemplated therein including; but not limited to the execution, formalization, registration, performance and/or enforcement hereof;

Section 2. The Loan

2.01	Commitment of the Lenders

The Lenders grant to the Borrower a five (5)-year term loan facility in the maximum aggregate principal amount of TWENTY-FIVE MILLION US DOLLARS (US$25,000,000.00), broken down as follows:

(a) Eight Million Four Hundred Thousand US Dollars (US$8,400,000.00) to be granted by BPI;

(b) Eight Million Three Hundred Thousand US Dollars (US$8,300,000.00) to be granted by Metrobank; and,

(c) Eight Million Three Hundred Thousand US Dollars (US$8,300,000.00) to be granted by SBC,

upon the terms and subject to the conditions hereof (“Commitment”). The Lenders agree, upon the terms and subject to the conditions hereinafter set forth, to make advances in Dollars to the Borrower within three (3) Banking days from the signing of this Agreement in an aggregate principal amount up to but not in excess of their above-stated Commitment.

2.02	Procedure for Drawdown

On the proposed Drawdown date, provided all conditions set forth in Section 7 hereof have been fulfilled, each Lender shall make available to the Borrower the full amount of their respective Commitment not later than 10:00 a.m. of said date, which amount shall be released by crediting the Borrower’s designated deposit account/s (electronic fund transfer). The Lenders shall, immediately upon crediting the Borrower’s account/s, and in no case later than 3:00 p.m. on the Drawdown date, notify the Borrower by facsimile transmission of such fact.

2.03	The Notes

(a)	The Borrowing shall be evidenced by Note/s, substantially in the form of Exhibit “A” hereof, dated on the Drawdown date.

(b)	On or before the Drawdown date, the Borrower shall deliver to the Lenders the duly executed Note/s evidencing the Borrowing on such date in accordance with the Agreement.

The provisions of the Note/s, once executed, shall be complemented by the terms and conditions of this Agreement; provided, however, that in case of conflict between the Notes and this Agreement, the latter shall prevail.

2.04	Interest

(a)	The Borrower shall pay Interest on the Loan on each Interest Payment Date for the relevant Interest Period at a floating rate per annum equal to the sum of Base Rate plus a spread of one percent (1.0%) p.a. (the “Interest Rate”). The applicable tax due on the interest income on the Loan shall be for the account of the Borrower. The applicable Interest Rate for the initial Interest Period shall be determined by the Lenders and the Borrower on Drawdown date. For subsequent Interest Periods, the applicable Interest Rate shall be determined by the Lenders on each of the set Interest Rate Setting Dates and shall be communicated to the Borrower thereafter. For the avoidance of doubt, the Interest Rate Setting Date and Interest Payment Date shall be as set out in the Loan Payment Schedule (substantially in the form of Exhibit “E”) which shall form part of each Note evidencing a Borrowing.

(b)	All payments for Interest pursuant to this Section shall be computed on the basis of a 360-day year for the actual days elapsed. Interest shall accrue from and including the first (1st) day of each Interest Period up to, but excluding the last day of each Interest Period, except if it is the maturity date of the Loan.

(c)	Interest shall be payable quarterly in arrears computed based on the outstanding balance of the Loan, with payments to commence at the last day of the third Month from Drawdown Date as set out in the Loan Payment Schedule.

(d)	If the Borrower fails to make payment when due of any sum hereunder whether at the stated maturity, by acceleration or otherwise, the Borrower shall, in addition to the stipulated Interest which shall continue to accrue on such unpaid obligations and without prior written notice from the Lenders, be liable unconditionally to pay a Penalty Rate equivalent to three-fourths percent (0.75%) per month of delay or a fraction thereof, based on the amount due and payable, computed daily on a 30-day month basis, payable together with and in addition to the principal and Interest and other charges due.

In addition, the Borrower shall indemnify the Lenders upon demand against any reasonable loss or expense, which they may incur as a consequence of the payment default by the Borrower under this Section 2.04(d). The amount of such loss or expense shall be certified by the Lenders to the Borrower and in the absence of error in computation, upon valid proof of such loss or expense, shall be conclusive upon the Borrower.

2.05	Security

(a)	As security for the payment of the Borrowing, the Borrower obliges itself to mortgage in favor of the Lenders only such machineries/equipment/chattels the value of which shall be two (2) times the outstanding amount of the Borrowing. In this regard, the Borrower hereby creates, establishes and constitutes in favor of the Lenders a chattel mortgage over such of its machineries/equipment or other chattels situated at its plant in Carmona, Cavite with a value of two (2) times the outstanding amount of the Borrowing (“Mortgaged Machineries/Equipment/Chattels”). The Mortgaged Machineries/Equipment/Chattels are more particularly described in the attached list marked as Annex “A” and made an integral part hereof.

It is understood and agreed that all additions and accretions to, or replacements or substitutions of, said Mortgaged Machineries/Equipment/Chattels shall be made and subject to the lien of this chattel mortgage and shall be held for the security and payment of the outstanding amount of the Borrowing including interest, expenses or any such other obligations owing to the Lenders under this Agreement precisely the same as the Mortgaged Machineries/Equipment/Chattels marked as Annex “A”.

(b)	The Borrower states that it is the sole and beneficial owner of the Mortgaged Machineries/Equipment/Chattels and the one in possession thereof free from any lien, encumbrance or other security interest of any other person, except as otherwise disclosed in writing or as described in the Financial Statements as of December 31, 2006, or in the notes thereto, or as provided under Section 6.02(d) hereof.

(c)	During the term and existence of this Agreement, the Borrower shall insure or cause to be insured at all times and at its own expense the Mortgaged Machineries/Equipment/Chattels against loss, fire, theft, pilferage, or otherwise, for the full insurance value payable to the Lenders as their interest in the Mortgaged Machineries/Equipment/Chattels may appear, and it shall endorse and deliver the policy or policies of insurance to the Lenders, and in default thereof, the Lenders may, at their option, insure the Mortgaged Machineries/Equipment/Chattels and any and all sums so paid by the Lenders for such insurance shall be repayable with interest thereon at the same interest rate as being imposed under this Agreement and shall be considered covered by herein mortgage. It is clearly understood that the Lenders, either by themselves or through their duly appointed representative/s may have the right to see and inspect the Mortgaged Machineries/Equipment/Chattels to find out their state or condition, upon a prior written notice of at least 24 hours submitted to the Borrower and only to be conducted during regular business hours from 9:00 am to 5:00 pm.

(d)

The Borrower shall not, during the existence of the mortgage, encumber with a second mortgage the Mortgaged Machineries/Equipment/Chattels, or any part thereof, without the written consent of the Lenders. Nor shall the Borrower transfer the Mortgaged Machineries/Equipment/Chattels to another location without the prior written consent of the Lenders, which consent shall not be unreasonably withheld.

(e)	The Borrower may sell or dispose of the Mortgaged Machineries/Equipment/Chattels, provided the Borrower shall have the consent of Majority Lenders (which consent shall not be unreasonably withheld) and immediately replace the Mortgaged Machineries/Equipment/Chattels with other Machineries/Equipment/Chattels such that at all times it is maintained that the value of the mortgage is two times the outstanding amount of the Borrowing. In this case, the Borrower undertakes to execute a new Chattel Mortgage document to cover the substitute collateral. It is agreed that the Borrower shall furnish all documentary stamps for the new Chattel Mortgage and pay all fees for the notarization and registration (if required by the Lenders) of the documents connected therewith.

(f)	In the event the Borrower should fail to pay the Lenders the sum of money or Borrowing secured by this mortgage, or any part thereof, when due, or is in default within the meaning of this Agreement, the Lenders shall have the right at their election, to foreclose this mortgage in accordance with the provisions of Act No. 1508, as amended, otherwise known as the Chattel Mortgage Law, and/or any other applicable law, and the proceeds of such sale of the mortgaged machineries/equipment shall be applied in accordance with Section 2.07(b).

(g)	The Borrower agrees and undertakes to execute and deliver to a Lender such other documents which said Lender may from time to time reasonably request from the Borrower in connection with the mortgage.

(h)	Effective upon the breach of any condition of this mortgage and in addition to the remedies herein stipulated, the Lenders are hereby appointed attorneys-in-fact of the Borrower with full powers and authority, to take actual possession of the Mortgaged Machineries/Equipment/Chattels, without the necessity of any judicial order or any other permission or power, to remove, sell or dispose of the Mortgaged Machineries/Equipment/Chattels or take any other legal action that may be deemed necessary, to lease any of the Mortgaged Machineries/Equipment/Chattels and collect rents therefor; to execute bills of sale, leases or agreements that may be deemed convenient; to make repairs or improvements in the Mortgaged Machineries/Equipment/Chattels and pay the same and perform any other act which the Majority Lenders may deem convenient for the proper administration of the Mortgaged Machineries/Equipment/Chattels. The payment of any expenses advanced by the Lenders in proportion to their respective Commitment or Advances, in connection with the purposes indicated is also guaranteed by this mortgage. Any amount received from the sale, disposal or administration abovementioned which may be executed by Majority Lenders by virtue of that power is hereby ratified.

2.06	Loan Repayment

The Borrower shall fully pay and liquidate the Loan within five (5) years from and after the initial Drawdown date. Sixty percent (60.0%) of the total drawn amount shall be repaid over nineteen (19) equal quarterly installments, with the balance to be repaid on the maturity date of the loan, each such quarterly installment being payable on a Loan Repayment Date as defined herein and as set out in the Loan Payment Schedule accompanying each Note. Principal Repayment shall be made every Quarter commencing at the last day of the 1st Quarter from initial Drawdown date and every Quarter thereafter.

In case of multiple loan drawdowns, the repayment schedule of any succeeding drawdown shall coincide with the repayment schedule of the initial drawdown.

For avoidance of doubt, the Loan shall be repaid in accordance with the Loan Payment Schedule (substantially in the form of Exhibit “E” of this Agreement) accompanying each Note to the respective Lenders.

2.07	Payments

(a)	All payments to be made by the Borrower hereunder or under the Note/s or under any document contemplated hereby shall be paid to each Lender not later than 12:00 noon of the due date of the payment in Dollars drawn on immediately available funds by debiting the Borrower’s designated deposit account/s.

(b)	Any payment made to the Lenders hereunder shall be applied first against reasonable costs, expenses and indemnities due hereunder; then against penalties; then against interest due on the Loan; then against the principal amount of the Loan then due and payable.

2.08	Voluntary Prepayment

The Borrower shall have the option to prepay the Loan in full or partially on the first day of each month without any penalty chargeable against it, subject to the following terms and conditions:

(a)	The Borrower shall give the Lenders written notice of such prepayment not less than ten (10) days prior to the proposed prepayment date, which notice, once given, shall be irrevocable and binding on the Borrower;

(b)	The amount payable in respect of each prepayment shall be the full or partial outstanding principal amount of the Loan plus any accrued but unpaid interest, penalties and other charges (where applicable);

The conditions for each partial prepayment are: (i) the minimum principal amount to be prepaid shall be ONE MILLION US DOLLARS (US$1,000,000.00); and, (ii) each prepayment shall be applied against the repayment installments of the Loan in the inverse order of their maturities;

(c)	In case of failure by the Borrower to make the prepayment after it has given notice of prepayment to the Lenders, the Borrower shall pay a penalty fee equivalent to three percent (3%) p.a. computed from the proposed date of prepayment up to the actual date of prepayment based on the amount which should have been prepaid by the Borrower;

(d)	Any amount prepaid may not be re-borrowed hereunder.

2.09	Use of Proceeds

The Borrower agrees that it will use the proceeds of the Loan exclusively to finance capital expenditures, the payment of Borrower’s existing obligation with ON Semiconductor Trading Limited, Semiconductor Components Industries, LLC and other general corporate uses.

Section 3. Funding and Yield Protection

3.01	Taxes

(a)	All payments due to the Lenders under this Agreement, whether of principal, interest, penalty, fee or otherwise, shall be made without set-off or counterclaim, free and clear of and without deduction for or on account of any Taxes, except for the two percent (2%) creditable withholding tax for large taxpayers, all of which Taxes shall be for the account of the Borrower. If the Borrower, at any time during the duration of this Agreement, shall be required by any Applicable Law to make any deduction or withholding in respect of Taxes, from any payment hereunder, except for the 2% creditable withholding tax for large taxpayers, the Borrower shall: (i) pay such amount in addition to the payments due to the Lenders under this Agreement, whether of principal, interest, penalty, fee or otherwise, as may be necessary so that the amount received by the Lenders, after all such withholdings and deductions, shall be equal to the full amount payable under this Agreement (principal, interest, penalty, fee or otherwise); and, (ii) pay the full amount deducted or withheld to the relevant tax or other authorities.

(b)	If the Borrower shall cause the payment of any of the Taxes, except for the 2% creditable withholding tax for large taxpayers, for the account of the Lenders as provided herein, the Borrower shall, within fifteen (15) days from such payment, forward to the Lenders certified copies of official receipts or evidence acceptable to the Lenders establishing payment of such amount.

(c)	The Borrower agrees to submit proofs of payment in case payment is made for or on account of such creditable withholding tax.

3.02	Change in Circumstances

(a)

In the event that there shall hereafter occur at any time during the term of this Agreement any change in the Applicable Law or in the interpretation or administration thereof, which shall (i) increase the cost of maintaining any reserve or special deposit against the Commitment or the Loan, or (ii) increase any other cost of complying with any law, regulation or condition with respect to making or maintaining the Commitment or the Loan, and the result of any of the foregoing, as determined by the Lenders, is to increase the cost to the Lenders by at least twenty-five basis points (25 bps), or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Lenders hereunder, or in the event that a law or regulation is passed or if the Bangko Sentral ng Pilipinas or other authorized government agency or instrumentality shall declare a moratorium on payments of foreign currency denominated obligations or any governmental imposition, foreign exchange law, regulation, policy, circular, memorandum, letter, order or other directive is issued, or any circumstance or event has occurred which has the effect of extending, rescheduling, adjusting or suspending payment in Dollars, or of restricting or delaying the ability of the Lenders to receive payment in Dollars, or of restricting or delaying the ability of the Borrower to source Dollars, whether the Loan is maturing or otherwise, then the Lenders shall notify the Borrower of the said fact in writing. The Borrower and the Lenders then shall discuss ways to address the situation including the option in re-denominating the obligation into Pesos without restructuring or amending the original repayment terms. Should the Parties fail to reach an agreement within thirty (30) days from receipt of notification by the Borrower, either Party has the option to terminate this Agreement. In case of a termination, the Borrower shall, within ten (10) Banking Days, prepay the Loan in full, without premium or penalty, plus accrued interest thereon up to the date of prepayment, subject to the reimbursement of costs and expenses incurred pursuant to Section 4.01.

It is understood and agreed that with respect to the provisions of this Section 3.02, a decision of Majority Lenders shall constitute the decision of the Lenders.

(b)	In the event it shall become unlawful for the Lenders to honor their Commitment or to maintain the Borrowings, then the Commitment of the Lenders shall be cancelled and the Borrower shall, within thirty (30) days from receipt of notice from the Lenders (unless the Applicable Law or circumstance giving rise to such illegality requires a shorter period, in which case, within such shorter period provided in the Applicable Law), prepay the Borrowings in full, without premium or penalty, together with interest accrued thereon up to the date of prepayment, subject to reimbursement of costs and expenses incurred pursuant to Section 4.01. Upon the occurrence of any such event, the Lenders shall promptly notify and furnish the Borrower evidence of such illegality.

3.03	Cost and Losses

The Borrower shall pay the Lenders for any actual and documented reasonable costs and losses, as certified by the Lenders and upon submission by Lenders of proof of such costs and losses (without prejudice to Borrower’s right to dispute or request clarification of the charges), in connection with the unwinding or liquidation of any deposit, funding or financing arrangement that the Lenders may in good faith incur as a result of (i) any Borrowing not being made due to the failure of the Borrower to satisfy the applicable conditions specified in Section 7 of this Agreement on the proposed Drawdown date, or (ii) the default by the Borrower in the payment of the interest accrued thereon after the occurrence of any Event of Default hereunder, or (iii) any prepayment of the Loan.

Section 4. Fees and Charges

4.01	Costs and Expenses

(a)	The Borrower shall, for its own account, pay all reasonable costs, charges and expenses incurred in connection with the execution of the Loan Documents and any other documentation required thereunder and/or any amendment of any of the Loan Documents, which total reasonable costs, charges and expenses shall include documentary stamp tax and notarial fees.

(b)	The Borrower shall also reimburse the Lenders on demand for all reasonable and documented expenses incurred by them, including reasonable expenses and fees of external counsel, when applicable, (i) in connection with the enforcement and administration of the Loan Documents from and after the occurrence of an Event of Default, or (ii) with respect to any action which may be instituted by any person against the Lenders in respect of any of the foregoing or as a result of any transaction, action or non-action arising from the foregoing. Such expenses shall be reimbursed whether or not the Lenders gives notice of such Event of Default or demand acceleration of the Loan or take other action to enforce the provisions of this Agreement, unless the Lenders waives the Event of Default and in such waiver specifically waive reimbursement of administration and enforcement expenses resulting from such waived Event of Default; provided that in every case the Borrower shall have the right to contest prior to or after the payment thereof the correctness or reasonableness of the expenses incurred. It is understood that expenses shall not include representation expenses of any kind.

(c)	The Borrower shall pay all present and future stamp taxes and other like duties and Taxes and all other like fees which may be payable in respect of the Loan Documents including all prepayments thereunder and shall indemnify the Lenders against all liabilities, costs and expenses which may result from any default or delay in paying such duties, Taxes or fees.

4.02	Non-Reimbursable Nature

The fees, expenses and other amounts payable by the Borrower under this Section shall be payable by the Borrower, and, if already paid, shall not be reimbursable by the Lenders, notwithstanding the failure by the Borrower to make any Borrowing under the Agreement or any other failure of the transactions contemplated herein.

Section 5. Representations and Warranties

5.01	One-Time Representations and Warranties

As of the date hereof, the Borrower represents and warrants to the Lenders that:

(a)	Organization and Existence. It is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Philippines except as otherwise disclosed in writing to the Lenders prior to the execution of this Agreement, has its business address at Carmona, Cavite, and is registered or qualified to do business as now being conducted in every jurisdiction where registration or qualification is necessary.

(b)	Authorization. It has full legal right, power and authority to carry on its present business, to own its properties and assets, to incur the indebtedness and other obligations provided for in the Loan Documents, and has taken all necessary actions to authorize the execution and delivery of the Loan Documents, and to comply, perform and observe the terms and conditions hereof and thereof.

(c)	No Breach. Each of the Loan Documents, when executed and delivered pursuant hereto, will not violate in any respect any provision of its Articles of Incorporation, By-Laws, or other constitutive documents, or result in the breach of or constitute a default under (i) any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award of any authority, agency, or court presently in effect, or (ii) any indenture, agreement, mortgage, contract or other undertaking or instrument to which it is a party or which is binding upon it or any of its properties or assets, and do not and will not result in the creation or imposition of any security interest, lien, charge or encumbrance on any of its assets or properties pursuant to the provisions of any such indenture, agreement, contract or other undertaking or instrument; unless otherwise prevented or required by law.

(d)	No Declared Event of Default. No declared event of default which could be materially adverse to its business, operations, property or financial or other condition, and which could materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents has occurred which constitutes a default by the Borrower under or in respect of any agreement, undertaking or instrument to which it is a party or by which it or its ownership in any of its assets or properties may be bound. An Event of Default shall not be deemed “material” if, when quantified, the value thereof shall be less than Ten Million Pesos (Php 10,000,000);

(f)	Consents, Approvals and Registrations. To the best of the Borrower’s knowledge, all consents, licenses, approvals and authorizations of, and all filings and registrations with any government authority, bureau or agency or other entity required in connection with the execution of any of the Loan Documents have been obtained and are in full force and effect.

(g)

Litigation. Except as otherwise disclosed in writing or as described in Borrower’s financial statements as of December 31, 2006, or in the notes thereto, there is no action, suit or proceeding pending or, to its knowledge, threatened against or affecting it or any of its assets and properties, before any court or governmental department, commission, board, bureau, agency or instrumentality of the Republic of the Philippines or any other jurisdiction which, if determined adversely, could have a material adverse effect on the business, properties, assets or financial condition of the Borrower.

(h)	Immunity. Neither it nor any of its properties or assets enjoy any right of immunity from suit, jurisdiction of any competent court, attachment prior to judgment, attachment in aid of execution, execution of judgment or set-off in respect of its obligations herein.

(i)	Audited Financial Statements. Its Financial Statements as of December 31, 2006 correctly set forth the financial conditions of the Borrower as of such date and the results of its operations for such period based on generally accepted accounting principles, and since such date, there has been no material adverse change in such condition or operations sufficient to impair its ability to perform its obligations under this Agreement in accordance with the terms hereof. There are currently no substantial liabilities of the Borrower, direct, contingent, or otherwise, not reflected in such balance sheet and which are material in the aggregate.

(l)	Compliance with Laws/Taxes. It is conducting its business and operations in compliance with the applicable laws and directives of government authorities having the force of law except to the extent that its failure to comply therewith could not, in the aggregate, have a material adverse effect on its business, operations, property or financial or other condition and could not materially adversely affect its ability to perform its obligations under the Loan Documents. The Borrower has filed timely tax returns which to its knowledge are required to be filed and has paid all taxes due in respect of the ownership of its properties and assets or the conduct of its operations, except to the extent that the payment of such taxes is being contested in good faith and by appropriate proceedings diligently conducted.

(m)	Title to Properties. It has valid, good, indefeasible and marketable title to all its properties appearing in its financial statements, free and clear of liens, encumbrances, restrictions, pledges, mortgages, security interests or charges, except as otherwise disclosed in writing or as described in the Financial Statements as of December 31, 2006, or in the notes thereto, or as provided under Section 6.02 (d) hereof.

5.02	Continuing Representations and Warranties

As of the date hereof and throughout the continuance of this Agreement, the Borrower represents and warrants to the Lenders that:

(a)

Binding Obligation. Each of the Loan Documents will constitute its legal, valid and binding obligation enforceable in accordance with its terms and conditions, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)	Equal Rank. The obligations of the Borrower under this Agreement constitute and will constitute its direct, absolute, unconditional and general obligation and will rank at all times at least pari-passu in priority of payment and in all respects with all its other unsecured indebtedness with the exception of those which have preference solely by operation of law.

(c)	Material Disclosure. All information heretofore or hereinafter given by the Borrower to the Lenders for and in connection with this Agreement and the Borrower’s financial condition, affairs and assets are and will be true and correct in all material respects and are not and will not be misleading and do not and will not omit material facts; reasonable inquiries have been made to verify the facts contained therein; and, there are no other facts the omission of which would make any fact or statement therein misleading.

(d)	Concessions, Trade Names and Patents. It has the right to all concessions, tradenames, patents and license agreements necessary for the conduct of its business as now conducted and as proposed to be conducted, without any known conflict with the rights of others.

5.03	Accuracy of Representations and Warranties

Each of the representations and warranties set forth in Section 5.01 hereof are true and accurate in all material respects as of the date hereof, and each of the representations and warranties in Section 5.02 will also be true and accurate throughout the continuance of this Agreements, with reference to the facts and circumstances subsisting from time to time. The Borrower acknowledges that the Lenders have entered into this Agreement in reliance upon the representations and warranties contained in Section 5 hereof.

Section 6. Covenants

6.01	Affirmative Covenants

During the term of the Loan and until payment in full of all amounts due to the Lenders under this Agreement shall have been received by the Lenders, the Borrower covenants and agrees that, unless the Lenders shall otherwise consent in writing, which consent shall not be unreasonably withheld, it shall:

(a)

Maintenance and Continuity of Business/Insurance. Maintain and preserve its corporate existence, rights, privileges and franchises; carry out and conduct its business in an orderly, diligent, efficient and customary manner and in accordance with sound financial and business practices; keep all its properties in good working order and condition, ordinary wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto and thereof so that business carried on in connection therewith may be properly and advantageously conducted at all times; and, maintain insurance with reputable insurers on all its properties and assets to such extent and against such operational and other risks and liabilities as are customary for businesses of a like or similar nature;

(b)	Compliance with Laws/Taxes. At all times comply with or cause to be complied with, all laws, statutes, rules, regulations, orders and directives, judgments, indentures, mortgages, deeds of trust, agreements and other instruments, arrangements, obligations and duties to which it is subject or by which it is legally bound where non-compliance would materially and adversely affect the Borrower’s ability to duly perform and observe its obligations and duties under the Agreement; and timely file tax returns which to its knowledge are required to be filed and pay all taxes due in respect of the ownership of its properties and assets or the conduct of its operations;

(c)	Indebtedness and Contractual and Other Obligations. Promptly as practicable, (i) duly pay and discharge all indebtedness and perform all contractual obligations in accordance with their terms; (ii) duly pay and discharge all taxes, assessments and governmental charges of whatever nature validly and legally levied upon or against it or against its properties and business prior to the date on which penalties attach thereto; and, (iii) duly pay and discharge all lawful claims for labor, materials, supplies, services, or otherwise which might or could, if unpaid, become a lien or charge upon the properties or assets of the Borrower, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower, and take such steps as may be necessary in order to prevent its properties or any part thereof from being subjected to the possibilities of loss, forfeiture or sale;

(d)

Notice of Legal Proceedings/other Matters. Promptly, as practicable, give written notice to the Lenders of (i) any litigation or proceeding before any court, tribunal, arbitrator or governmental authority affecting it or any of its assets, including provisional reliefs such as attachments and garnishments, that may materially and adversely affect the Borrower’s capacity to pay the Loan; (ii) any dispute which may exist between it and any governmental authority or any proposal by any governmental authority to acquire its business or any of its assets, which may materially and adversely affect its operations or financial condition; (iii) any litigation or proceeding relating to environmental matters concerning the Borrower, that may materially and adversely affect the Borrower’s capacity to pay the Loan; (iv) any notice of strike filed with the Department of Labor and Employment against the Borrower which may disrupt the Borrower’s operations and materially and adversely affect its capacity to pay the Loan; (v) any Event of Default to the best of the Borrower’s knowledge or any event which the Borrower is certain, upon a lapse of time or giving of a notice or both, would become an Event of Default; (vi) any damage, destruction or loss which might materially and adversely affect the assets, business prospects or financial condition of the Borrower; and, (vii) any other matter which has resulted or might result in a material adverse change in the operations or financial condition of the Borrower;

(e)	Additional Agreements. Execute and deliver within a reasonable time to the Lenders such additional reports, documents, and other information respecting the business, properties, condition or operations, financial or otherwise of the Borrower, as the Lenders may reasonably require from time to time to perfect and confirm to the Lenders all their rights, powers and remedies hereunder;

(f)	Continuing Approvals. At its own cost and expense, continue in full force and effect (and where appropriate, promptly renew) all governmental approvals obtained in connection with or necessary for the carrying out of its business and its obligations under the Loan Documents; perform and observe all the conditions and restrictions contained in, or imposed on the Borrower by, any and all such governmental approvals; and, obtain any new or additional governmental approvals, effect any and all registrations or filings, and take such additional actions as are, or which may become, necessary for its business and the performance or enforceability of the aforementioned documents;

(g)	Environmental, Occupational and Health Safety Guidelines. Take all practical measures to ensure that the Borrower’s business is carried out with due regard to ecological and environmental factors and in compliance with (i) environmental and occupational and health safety guidelines relevant to the business of the Borrower and (ii) applicable Philippine and local environmental, occupational and health safety laws and regulations;

(h)	Books of Accounts and Records. Maintain true, complete and adequate books, accounts and records and prepare all financial statements required hereunder to reflect fairly its financial condition and results of operation in accordance with generally accepted accounting principles and practices consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction thereof; and, as soon as available, submit to the Lenders copies of all reports, information and documents which the Borrower may be required to file or submit to the Securities and Exchange Commission and other governmental authority having jurisdiction over it, except only to the extent that such reports, information or documents are, by their nature or by express conditions, subject to confidentiality requirements;

(i)

Financial Statements. Deliver to the Lenders, as soon as available, but not later than one hundred fifty (150) days after the end of each of its fiscal year, a copy of its financial statements, as of and for the year then ended, audited and certified by its current external auditor, without material exception and qualification or disclaimer, and accompanied by a Certificate of Non-Default in the form attached hereto as Exhibit “D”. The Borrower may appoint another reputable accounting firm to replace its external auditor;

(j)	Use of Proceeds. Use the proceeds of the Loan for the specific purpose stated in Section 2.09 hereof;

(k)	Further Assurances. The Borrower shall: (i) comply with all the terms and conditions of this Agreement and the Loan Documents, (ii) maintain satisfactory accounting, cost control and management information systems and (iii) ensure that all transactions with its Subsidiaries or Affiliates in the ordinary course of business shall be executed on an arm’s length basis.

6.02	Negative Covenants

Until payment in full of all amounts due to the Lenders under the Loan Documents, the Borrower covenants and agrees that, unless the Lenders shall otherwise consent in writing, which consent shall not be unreasonably withheld, it shall not:

(a)	Change in Business. Make or permit any material change in the nature of its business as well as those of its Subsidiaries and Affiliates from that being carried on as of the date hereof, or engage in any business operation or activity other than that for which it is presently authorized by law, where such will materially and adversely affect its ability to perform its obligations under this Agreement;

(b)	Change in Ownership and Management. Effect any merger, consolidation or other material changes in its direct and indirect ownership (except where the Borrower retains management control or where such merger, consolidation or change is required by law, regulation or decree), corporate set-up or management, where such merger, consolidation or other material change in the Borrower’s direct and indirect ownership, corporate set-up or management will materially and adversely affect its ability to perform its obligations under this Agreement;

(c)	Amendment of Articles of Incorporation and By-Laws; Quasi-Reorganization. Amend its Articles of Incorporation and/or By-Laws; except that any Articles of Incorporation and/or Bylaws may be amended or modified (and any rights thereunder may be waived) in any respect that is not materially adverse to the interest of the Lenders or reorganize, undertake a semi-reorganization, or reduce its capital where such would materially and adversely affect the Borrower’s ability to perform its obligations hereunder;

(d)	Lien. Permit any Indebtedness to be secured by or to benefit from any Lien, in favor of any creditor or class of creditors on, or in respect of, any assets or revenues or chattels of the Borrower which are subject to the mortgage under this Agreement, provided however, that this shall not prohibit the following:

(i)	liens or charges for taxes, assessment, or other governmental charges which are not delinquent or remain payable, without any penalty, or the validity of which is contested in good faith by appropriate proceedings, and adequate reserves have been provided for payment thereof;

(ii)	deposits or pledges to secure statutory obligations, surety, or appeal bonds, bonds for release of attachment, stay of execution of injunction, or performance bonds for bids, tenders, contracts (other than for the repayment of borrowed money) or leases in the normal course of business; liens, pledges, charges, and other encumbrances on the properties and assets of the Borrower (i) imposed by law, such as carriers’ liens, warehousemen’s liens, mechanics’ liens, unpaid vendors’ liens, and other similar liens arising in the ordinary course of business; (ii) arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation, or retirement benefit plans of the Borrower; and (iii) arising out of the set-off provision on other agreements of the Borrower relating to indebtedness;

(iii)	a mortgage, pledge, or other security interests in favor of banks, insurance companies, other financial institutions, and Philippine government agencies, departments, authorities, corporations or other juridical entities which secure a preferential financing obtained by the Borrower under a governmental program, and which covers assets of the Borrower which have an aggregate appraised value, determined in accordance with generally accepted accounting principles and practices in the Philippines consistently applied, not exceeding eighty percent (80%) of its net asset value;

(iv)	any mortgage, charge, pledge, lien, or other encumbrance or security interests over its cash balance, short-term cash investments, and marketable equity securities in favor of banks and other financial institutions, which secure (i) Standby Letters of Credit to be used solely to guarantee additional equity infusion by the Borrower in its Subsidiaries and Affiliates, and/or (ii) foreign currency swap transactions;

(v)	compliance with any and all restrictions imposed by the Philippine Economic Zone Authority (PEZA) on transfers of certain assets of the Borrower in connection with its application and/or grant of economic benefits from the PEZA; or

(vi)	other Liens (i) created solely by operation of law, (ii) existing on the date hereof; or (iii) on such other assets as may be disclosed by the Borrower to the Lenders or which are reflected in the financial statements delivered to the Lenders pursuant to Section 6.01(i);

(e)	Sale and Purchase of Assets. Sell, assign, lease, transfer, mortgage, pledge, dispose, or subject all and/or substantially all of its properties and assets (whether in a single transaction or in a series of transactions, related or otherwise), divest any of its existing investments, or consolidate or merge with any other corporation, or acquire all or substantially all of the properties or assets of any other person except: (1) those which are in the ordinary course of business or (2) those which will not materially and adversely affect the Borrower’s ability to perform its obligations under this Agreement;

(f)	Assignment of Revenues/Income. Assign, transfer, or otherwise convey any right to receive any of its income or revenues except in the ordinary course of business, or unless required by law;

(g)	Guarantee. Purchase or repurchase (or agree contingently or otherwise, to do so) the indebtedness, assume, guarantee, endorse, or otherwise become directly or indirectly liable (including without limitation, to become liable by way of agreement, contingent or otherwise, to purchase, use facilities, provide funds for payment, supply funds, or otherwise invest in the debtor or otherwise to assure the creditor against loss) for or in connection with any obligation or indebtedness of any other person except those of its Subsidiaries and Affiliates and guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(h)	Suspension of Business. Voluntarily suspend its business operations or dissolve its affairs;

(i)	Maintenance of Financial Ratios. Permit its Debt-to-Equity ratio to exceed 1.25:1 calculated based on the Borrower’s year-end audited financial statements. Provided however, that for the purposes of determining compliance with the required Debt-to-Equity ratio as herein provided, the outstanding preferred shares and contingent liabilities of the Borrower, including but not limited to liabilities in the form of corporate guarantees in favor of any other person or entity, shall be included in the computation of the Borrower’s outstanding debts;

(j)	Incurrence of Additional Loans. Contract any loan obligation with a maturity of more than one (1) year, only if such obligation will result in a violation of the financial ratios prescribed in Subsection 6.02 (i) herein. This provision shall not apply to loans with the Borrower’s Subsidiaries and Affiliates or with Borrower’s parent companies;

(k)	Acceleration of Outstanding Credit Obligations. After the occurrence of an Event of Default, voluntarily prepay any obligation under any agreement or undertaking of the Borrower for borrowed money unless it shall contemporaneously make a proportionate prepayment of the Loan under this Agreement;

(l)	Change of Ownership in Subsidiaries. The Borrower will not sell, assign, mortgage, pledge, dispose or subject any and all existing and future shares owned directly and indirectly in its subsidiaries if such sale, assignment, mortgage, pledge, or disposal would make its direct and indirect ownership over its subsidiaries fall below fifty-one percent (51%) and would materially and adversely affect the Borrower’s ability to meet its payment obligations under the Agreement, unless mandated by law to do otherwise.

All of the foregoing negative covenants shall be applied prospectively and shall not be applicable to any indebtedness, charge, obligation, lien, loan agreement, credit line or arrangement, or renewal or extension thereof, existing at the date this Agreement is executed nor to normal accruals of the Borrower in the ordinary course of business. However, in the case of any renewal or extension of any existing indebtedness, charge, obligation, lien, loan agreement, credit line or arrangement of the Borrower, it shall be incumbent upon the Borrower, before entering into said renewal or extension agreement to prove that the indebtedness, charge, obligation, lien, or arrangement which will thus be renewed or extended was existing as of the date of this Agreement.

Section 7. Conditions for Borrowing

The obligation of the Lenders to provide the Borrowing on Drawdown date hereunder shall be subject to the fulfillment of the following terms and conditions:

(a)	The Lenders shall have received the Note/s (in the form as per attached Exhibit “A”), the accompanying Loan Payment Schedule (in the form as per attached Exhibit “E”), the Notice/s of Borrowing (in the form as per attached Exhibit “C”) and the Borrowing Certificate/s (in the form as per attached Exhibit “D”) duly executed by the Borrower in favor of the Lenders evidencing the Borrowing to be made on Drawdown date.

(b)	The Borrower shall have acknowledged receipt of, and shall have signified its agreement to, the duly executed disclosure statements required under the Truth in Lending Act (RA 3765) (in the form as per attached Exhibit “F”).

(c)	Each of the Loan Documents shall have been duly authorized by and executed by the parties thereto, and shall be legally binding on each of them in accordance with their respective terms.

(d)	The Lenders shall have received copies, certified by the Corporate Secretary of the Borrower, of the Securities and Exchange Commission Certificate of Registration, Articles of Incorporation and By Laws or other constitutive documents, as appropriate, of the Borrower, each as amended to date.

(e)	The Lenders shall have received a duly sworn certificate of the Corporate Secretary or appropriate officer of the Borrower in the form as per attached Exhibit “G”.

(f)	The Lenders shall have received satisfactory evidence that all fees, expenses and Taxes payable in connection with the preparation, execution and delivery of this Agreement and the Note/s have been paid in full by or on behalf of the Borrower.

(g)	The Lenders shall have received such other approvals, certificates or other document which the Lenders may reasonably request from the Borrower for the execution of the Loan documents.

Section 8. Default and Remedies

8.01	Events of Default

Upon the determination of Majority Lenders, each of the following events constitutes an Event of Default under this Agreement

(a)	Payment Default. The Borrower fails to pay any principal or interest on the Note/s, when due and payable in accordance with the terms thereof; or with respect to failure to pay any amount other than the principal or interest, the Borrower fails to pay within thirty (30) days from receipt of a payment notice for said amount;

(b)	Representation Default. Any representation or warranty made by the Borrower in any of the Loan Documents or in any certification, financial statement or document issued pursuant thereto or otherwise in connection therewith shall prove to have been untrue, incorrect or misleading in any material respect as reasonably determined by the Lenders as of the time it was made or deemed to have been made or is violated or not complied with except for clerical or typographical error or honest mistake.

(c)	Other Provisions Default. The Borrower fails to perform or comply with any term, obligation or covenant contained in any of the Loan Documents or in any other document/instruments related or otherwise in connection therewith which would materially and adversely affect the ability of the Borrower to meet its obligations under the Loan Documents and any such failure, violation, non-compliance is not remediable or if remediable, continues unremedied for a period of ninety (90) Days for the covenant on maintenance of financial ratios pursuant to Section 6.02(i) and thirty (30) Days for all other covenants from the date after written notice thereof shall have been given by the Lenders; Provided, however, that no grace period shall apply to the Events of Default specified in Section 8.01 (a) first phrase, (d), (e), (f) and (h).

(d)

Cross-Default. Any other material obligation of the Borrower for borrowed money, deferred purchase price or monetary obligation is not paid when due and after giving effect to any applicable grace period and, in general, any default in the performance or observance of any instrument, contract or agreement pursuant to which any other obligation of the Borrower was created, unless contested in good faith, which default shall result in the acceleration or declaration of the whole obligation thereunder to be due and payable prior to the stated normal date of maturity. In this regard, an obligation shall not be deemed “material” if, when quantified, the value thereof shall be less than Ten Million Pesos (Php 10,000,000);

(e)	Insolvency Default. The Borrower becomes insolvent or unable to pay its debts when due or commits or permits any act of bankruptcy, which act shall include (i) the filing of a petition in any bankruptcy, reorganization, winding up or liquidation of the Borrower, or any other proceeding analogous in purpose and effect: Provided, however, that in case the foregoing petition is filed by any other party, other than the Borrower, such event shall be considered a Declared Event of Default if such petition is not dismissed or decided in favor of the company within a period of sixty (60) Days, from the date of filing thereof, (ii) the making of an assignment by the Borrower for the benefit of its creditors, (iii) the admission in writing by the Borrower of its inability to pay its debts, or (iv) the entry of any order or judgment of any court, tribunal or administrative agency or body confirming the bankruptcy or insolvency of the Borrower or approving any reorganization, winding up or liquidation of the Borrower, or (v) the appointment of a receiver, liquidator, assignee, trustee, or sequestrator of the Borrower or a substantial part of its property or assets or a substantial part of its capital stock or to assume custody or control of the Borrower or the ordering of its dissolution, winding-up or liquidation of its affairs;

(f)	Closure Default. Cessation in the business of the Borrower;

(g)	Event or Condition Affecting Loan Documents. Any event, condition, or circumstance (including, without limitation, any change in the economic or financial condition of the Borrower) shall occur which, in the reasonable determination of the Lenders, shall have a material and adverse effect on the business, assets, prospects, condition or operations of the Borrower, or which shall materially and adversely affect the Borrower’s ability to duly perform and observe, or to meet in the normal course, any of its obligations and duties under the Loan Documents;

(h)	Cancellation of Franchise, Permits, etc. Any of the licenses, permits, rights, options, franchises, or privileges presently or hereafter required in the conduct of the business or operations of the Borrower shall be revoked, cancelled, or otherwise terminated with finality, or the free and continued use and exercise thereof shall be curtailed or prevented permanently, in each case in such manner as to materially and adversely affect the ability of the Borrower to meet its obligations under this Agreement, or any similar events that occur which materially and adversely affect the ability of the Borrower to meet its obligations under this Agreement;

(i)	Judgment Default. Any other final judgment or decree for a sum of money, damages or for a fine or penalty against the Borrower or any attachment against property for any amount whatsoever is left undischarged, unbounded or undismissed for a period of thirty (30) calendar days, which will materially affect the ability of the Borrower to perform its obligations under this Agreement;

(j)	Writ and Similar Process Default. An attachment or levy upon all or a substantial part of Borrower’s property which would materially impair the financial ability of the Borrower to perform its obligations under this Agreement.

(k)	Non-Payment of Taxes. Non-payment of any Taxes, or any assessments or governmental charges levied upon it or against its properties, revenues and assets by the date on which such Taxes, assessments or charges attached thereto, which are not contested in good faith by the Borrower, or after the lapse of any grace period that may have been granted to the Borrower by the Bureau of Internal Revenue or any other Philippine tax body or authority, and which will materially affect the ability of the Borrower to perform its obligations under this Agreement.

8.02	Consequences of Events of Default

If an Event of Default shall have occurred, then at any time thereafter, if any such event shall then be continuing, and not remedied during the curing period (where it is provided for), the Lenders at their option, upon written notice to the Borrower, except in case of a payment default where no notice is necessary, may:

(a)	Declare the Commitment to be terminated, whereupon, the obligation of the Lenders to make or maintain the Loan hereunder shall forthwith terminate;

(b)	Accelerate payment and declare the entire unpaid principal amount of the Loan then outstanding, all interest accrued and unpaid thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)	Exercise the option to redenominate all or any part of the amounts then due and owing into Pesos (at the prevailing foreign exchange rate at the time of re-denomination), without restructuring or amending the original repayment terms. In this regard, it is hereby agreed and understood that any Interest due and owing has been determined in accordance with the provisions of Section 2.04 before any re-denomination into Pesos is applied.

(d)

Immediately without prior notice to the Borrower compensate or set-off or apply toward the partial/full liquidation of amounts due, any funds, securities or other property of the Borrower held in deposit or under any other concept by the Lenders or any of the Lenders’ branches, subsidiaries or affiliates without prejudice to the Lenders’ adoption of any other step or action, which in their sole discretion, is needed to protect the Lenders’ rights and interests; and

(e)	Take such other judicial steps or actions against the Borrower as the Lenders may deem necessary and proper for the full protection and enforcement of its rights and interests. The foregoing provisions notwithstanding, the Lenders shall likewise have the right to exercise all other legal rights and remedies which may now or hereafter be available to them under Applicable Law.

Section 9. Additional Conditions

9.01	Attorney’s Fees and Expenses

The Borrower shall reimburse the Lenders on demand for all reasonable attorney’s fees and expenses, including without limitation, filing fees and fees and expenses of counsel incurred in the enforcement of any of the Loan Documents from and after the occurrence of an Event of Default. Such expenses shall be reimbursed whether or not they arise during the term of this Agreement, or the Lenders demand acceleration of the Loan or take other action (including judicial remedies) to enforce the provisions of the Agreement. It is hereby agreed and understood that the amounts that may be reimbursable under this Section 9.01 are only those that were actually incurred by the Lenders and supported by proper documentation and/or receipts, provided that, in the case of attorney’s fees, the reimbursable amount shall in no case exceed the equivalent of five percent (5%) of the outstanding principal balance of the Borrowing.

9.02	Waiver and Cumulative Rights

No failure or delay on the part of the Lenders in exercising any right, power or remedy accruing to them upon any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy nor shall it be construed as a waiver of any breach or default thereafter occurring, nor shall a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. Any waiver, permit, consent or approval of any kind or character on the part of the Lenders of any breach of any provision or condition of this Agreement must be in writing and shall be effective only to the extent such writing specifically sets forth. All remedies afforded the Lenders under this Agreement by law or otherwise shall be cumulative and not alternative. No notice to or demand on the Borrower in any case shall entitle it to any other or further notice or demand in similar or other circumstances.

9.03	Venue of Suit

The Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any competent court in Makati City, Metro Manila, Republic of the Philippines, and by execution and delivery of this Agreement, the Borrower submits to and accepts with regard to any such action or proceeding for itself and in respect of its properties or assets, generally and unconditionally, the jurisdiction of any such court. Notwithstanding the foregoing, the right of the Borrower to bring suits, actions or proceedings arising out of or relating to this Agreement in the courts of any other competent jurisdiction shall not be affected.

9.04	Governing Law

This Agreement, the Note/s, the Loan Documents and all other instruments pertaining hereto shall be governed by and construed in accordance with the laws of the Republic of the Philippines.

9.05	Separability of Provisions

If any provision or provisions contained in this Agreement or any document executed in connection herewith shall be declared by any court of competent jurisdiction as invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein not otherwise so declared shall remain in full force and effect and shall be enforceable in such manner as may be provided by law.

9.06	Assignment

This Agreement shall be binding upon and shall be enforceable on the Borrower and the Lenders and their respective successors and assigns, provided that the Borrower shall have no right to assign or transfer its rights or obligations hereunder without the prior written consent of the Lenders, which approval shall not be unreasonably withheld. An assignment by any Lender of all or a part of its rights and obligations to any of its Subsidiaries and Affiliates shall take effect without need of prior notice to the Borrower. In case the assignment by a Lender is made to parties other than its Subsidiaries and Affiliates, the assignment shall take effect only when the Borrower receives at least thirty (30) days prior written notice of such assignment together with a copy of the instrument effecting such assignment, duly executed by the Lender and its assignees. No assignment however, shall be made to any direct competitor of the Borrower, its Subsidiaries or Affiliates or its parent companies without the prior written consent of the Borrower. This prohibition, however, shall not apply to assignments by any Lender to banks, registered investment houses, insurance companies, investment companies and similar financial institutions. Upon any transfer, assignment or sub-participation by a Lender, the transferees, assignees, or sub-participants shall be entitled, to the extent of the interest transferred, to the benefit of the indemnities, tax reimbursements and other similar rights of the Lender pursuant to the provisions of this Agreement as fully as if a party hereto. The acts of any Lender or the failure of any Lender to act hereunder shall in all circumstances be conclusive and binding on any transferee, assignee or sub-participant of the Lender’s interests hereunder.

9.07	Entire Agreement and Amendments

This Agreement and the documents referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction. Any amendment to this Agreement shall require the written consent of all of the Parties to this Agreement.

9.08	Notices

All communications, notices, statements and requests required under this Agreement shall be made in writing and shall be deemed to have been duly given and sufficient under the following conditions: (i) on the date of receipt if delivered personally, (ii) ten (10) Banking Days after posting date or the date of receipt, whichever is earlier, if transmitted by mail, or (iii) two (2) Banking Days from the date of transmittal with confirmed answer back or the date of confirmation of transmittal, if transmitted by facsimile or telex or email, whichever shall first occur. All notices shall be sent to the following addresses:

(a)	if to BPI, at:

7th Floor Corporate Banking Division
BPI Building
Ayala Avenue corner Paseo de Roxas, Makati City
Attention: Auralyn S. Torres
Telephone No.: +632 845-5624
Facsimile No.: +632 845-5546
Email Address: astorres@bpi.com.ph

if to Metrobank, at:

Mezzanine Floor, Corporate Banking Group
Metrobank Plaza, Sen. Gil J. Puyat Avenue
Makati City
Attention: Maritess D. Rivera or Randell D. Victoriano
Telephone No.: +632 898-8799
Facsimile No.: +632 817-6249
Email Address: tessrivera@metrobank.com.ph / randell.victoriano@metrobank.com.ph if to SBC, at:

Security Bank Centre
6776 Ayala Avenue, Makati City

Attention: Aristotle I. Cruz
Telephone Nos.: +632 888-7165
Facsimile No.: +632 891-1152
Email Address: acruz@securitybank.com.ph

(b)	if to the Borrower, at:

Governor’s Drive, Carmona, Cavite
Attention: Bharathan Nair
Telephone No.: +632 808-3602
Facsimile No.: +632 808-3636
Email Address: b.nair@onsemi.com

or at such other address as any party hereto may designate by written notice to the other party hereto.

9.09	Acknowledgement of Transparency of Transaction

(a)	The Borrower acknowledges that under existing Lenders’ policy, no gift, fee, commission or benefit in favor of any of the Lenders’ officers and/or employees and/or any other persons is required as a condition to, or as an additional consideration for, the approval of the Borrower’s loan/credit facility or its renewal/extension/restructuring. The Borrower further acknowledges that the Lenders’ personnel have the duty to report their superior officers’ possible violation of the policy.

(b)	The Borrower agrees that a violation by the Borrower of the Lenders’ policy prohibiting the giving of such gift, fee, commission or benefit shall be considered an Event of Default with respect to all the Borrower’s outstanding loans and credit facilities with the Lenders.

9.10	Other Conditions

Pursuant to Bangko Sentral ng Pilipinas (BSP) Circular No. 472 Series of 2005, confidentiality of client information is waived and the Lenders are authorized to conduct random verification with the Bureau of Internal Revenue in order to establish authenticity of the income tax returns and accompanying financial statements submitted by the Borrower.

9.11	Force Majeure

In the event that as a result of fire, typhoon, earthquake, act of government or state, war, civil commotion, insurrection or any other event which is beyond the control of the Borrower, the Borrower’s conduct of its business or operations is severely curtailed in such manner as to materially and adversely affect its ability to meet its obligations under this Agreement, the Borrower may notify the Lenders of the said fact in writing within fifteen (15) Days from the occurrence of the event and request for a meeting with the Lenders to discuss the Borrower’s circumstances and situation. The Lenders are obliged to attend the requested meeting and other meetings scheduled in relation to this, discuss the circumstances and situation of the Borrower and exert all efforts in good faith to assist the Borrower in minimizing the effects of the force majeure event.

9.12	Counterparts

This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by the parties hereto shall constitute a full and original agreement for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers on the date and at the place indicated below.

	ON SEMICONDUCTOR PHILIPPINES, INC.		SECURITY BANK CORPORATION (Lender)
(Borrower)

By:	/s/ RICHARD COHEN	By:	/s/ OLIVIA B. YAO
	RICHARD COHEN		OLIVIA B. YAO
	President and General Manager		First Vice-President

/s/ VICTOR O. MARTINEZ
VICTOR O. MARTINEZ
Vice-President

	BANK OF THE PHILIPPINE ISLANDS		METROPOLITAN BANK & TRUST COMPANY
	(Lender)		(Lender)

By:	/s/ ALBERTO E. PASCUAL	By:	/s/ JOSE M. CHAN, JR.
	ALBERTO E. PASCUAL		JOSE M. CHAN, JR.
	Senior Vice-President		Senior Vice-President

	/s/ AURALYN S. TORRES		/S/ MARITESS D. RIVERA
	AURALYN S. TORRES		MARITESS D. RIVERA
	Vice-President		Vice-President

SIGNED IN THE PRESENCE OF:

/s/ MARIA ANA DICHOSO	/s/ ARISTOTLE I. CRUZ
MARIA ANA DICHOSO	ARISTOTLE I. CRUZ
On Semiconductor Philippines, Inc.	Security Bank Corporation

/s/ CAROLYN I. CASAYURAN	/s/ RANDELL VICTORIANO
CAROLYN I. CASAYURAN	RANDELL VICTORIANO
Bank of the Philippine Islands	Metropolitan Bank & Trust Company

AFFIDAVIT

We, ON SEMICONDUCTOR PHILIPPINES, INC., BANK OF THE PHILIPPINE ISLANDS, METROPOLITAN BANK & TRUST COMPANY and SECURITY BANK CORPORATION, do hereby severally swear that the foregoing Loan Agreement with Chattel Mortgage is made for the purpose of securing the obligations specified in the conditions thereof and for no other purpose, and that the same is a just and valid obligations and one not entered into for the purpose of fraud.

	ON SEMICONDUCTOR PHILIPPINES, INC.		SECURITY BANK CORPORATION (Lender)
(Borrower)

By:	/s/ RICHARD COHEN	By:	/s/ OLIVIA B. YAO
	RICHARD COHEN		OLIVIA B. YAO
	President and General Manager		First Vice-President

/s/ VICTOR O. MARTINEZ
VICTOR O. MARTINEZ
Vice-President

	BANK OF THE PHILIPPINE ISLANDS		METROPOLITAN BANK & TRUST COMPANY
	(Lender)		(Lender)

By:	/s/ ALBERTO E. PASCUAL	By:	/s/ JOSE M. CHAN, JR.
	ALBERTO E. PASCUAL		JOSE M. CHAN, JR.
	Senior Vice-President		Senior Vice-President

	/s/ AURALYN S. TORRES		/s/ MARITESS D. RIVERA
	AURALYN S. TORRES		MARITESS D. RIVERA
	Vice-President		Vice-President

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES	)
MAKATI CITY, METRO MANILA	)	S.S.

BEFORE ME, a Notary Public for and in the above jurisdiction, this 9 October 2007, personally appeared the following:

Name	Community Tax Certificate No.
ON Semiconductor Philippines, Inc.

Richard Cohen	Passport No. 711787697/09-29-2005/U.S.A.

Bank of the Philippine Islands

Alberto E. Pascual	07685761/03-02-2007/Makati City
Auralyn S. Torres	07685735/03-15-2007/Manila

Metropolitan Bank & Trust Company

Jose M. Chan, Jr.	17673534/02-01-2007/Makati City
Maritess D. Rivera	10570477/01-12-2007/Manila

Security Bank Corporation

Olivia B. Yao	05830583/01-15-2007/Mandaluyong City
Victor O. Martinez	48782120/04-03-2007/Pasig City

known to me and by me known to be the same persons who executed the foregoing Loan Agreement with Chattel Mortgage and they acknowledged to me that the same is their free and voluntary act and deed and that of the corporations, which they respectively represent.

WITNESS MY HAND AND NOTARIAL SEAL at the place and on the date first herein above written.

Doc. No. 84;	/s/ PATRICIA G. SEE
Page No. 18;	Notary Public
Book No. V;
Series of 2007.	[Notary Seal]

ANNEX A

MACHINERIES/EQUIPMENT/CHATTELS

[The list of Mortgaged Machineries/Equipment/Chattels

are not reproduced here]

Exhibit A

FORM OF NOTE

PROMISSORY NOTE

US$
PN No.:	[Date]

FOR VALUE RECEIVED, the undersigned ON SEMICONDUCTOR PHILIPPINES, INC. (hereinafter referred to as the “Borrower”) hereby unconditionally promises to pay to the order of the                                          (hereinafter referred to as the “Lender”) or its assigns, the principal amount of                                          MILLION US DOLLARS (US$            ) on such dates as set forth in the Loan Payment Schedule which forms part of this Note and the Loan Agreement with Chattel Mortgage dated                      by and between the Borrower and the Lender as modified and supplemented from time to time (hereinafter referred to as the “Agreement”), upon mutual agreement by the Borrower and the Lender, acknowledged before Notary Public                                          of                      City as Doc. No.    , Page No.    , Book No.    , Series of 2007.

The Borrower further agrees to pay the Lender at its aforesaid address, interest on this Note based on a floating interest rate, as provided for under Section 2.04 of the Agreement and at the times and in the manner as set forth in the Loan Payment Schedule, which forms part of this Note, and the Loan Agreement.

This Note is the Note referred to in, and is subject to the terms and conditions of, the Agreement.

In case of conflict between the provisions of this Note and the Agreement, the provisions of the latter shall prevail.

Proceeds of this Note shall be used to finance Borrower’s capital expenditures, to pay certain existing obligations and other general corporate purposes.

THE BORROWER HEREBY AFFIRMS AND ACKNOWLEDGES THAT IT HAS CAREFULLY READ AND UNDERSTOOD ALL THE FOREGOING STIPULATIONS AND THAT AT THE TIME THE SIGNATURE(S) HAVE BEEN AFFIXED HERETO, ALL THE BLANK SPACES HAVE BEEN CORRECTLY AND COMPLETELY FILLED UP.

ON SEMICONDUCTOR PHILIPPINES, INC.
BORROWER
TIN:

Signature Verified By:

WITNESSES:

Exhibit B

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

                [Date]

The Lender

XXXXXXXXXXXXX

Attention :

Gentlemen:

We hereby give notice, in accordance with the Loan Agreement with Chattel Mortgage dated                      (hereinafter referred to as the “Agreement”), of our intent to borrow the amount of                                          MILLION US DOLLARS (US$            ) on                     , or if that is not a Banking Day, on the next succeeding Banking Day.

Kindly make available to the undersigned the proceeds of such borrowing by crediting our Savings Account No.                      with your                      Branch.

Terms used herein and defined in the Agreement shall have the same meaning ascribed to them therein, unless otherwise defined herein.

Very truly yours,

ON SEMICONDUCTOR PHILIPPINES, INC.
(Borrower)

By:

Exhibit C

FORM OF BORROWING CERTIFICATE

BORROWING CERTIFICATE

            [Date]

The Lender

XXXXXXXXXXXXX

Attention :

Gentlemen:

The undersigned,                                           (hereinafter referred to as the “Borrower”) hereby certifies to you, as one of the Lenders named in the Loan Agreement with Chattel Mortgage dated                      (hereinafter referred to as the “Agreement”) by and between the Borrower and the Lenders, that as of this date:

(a) all the representations and warranties of the Borrower contained in the Agreement remain true and correct in all material respects;

(b) all the covenants of the Borrower set forth in the Agreement have been fully met and performed; and,

(c) all applicable conditions of Borrowing required under Section 7 of the Agreement have been fulfilled, and that all documents heretofore delivered to the Lenders pursuant to the said section of the Agreement continue in full force and effect.

Terms used herein and defined in the Agreement shall have the same meaning ascribed to them therein, unless otherwise defined herein.

Very truly yours,

ON SEMICONDUCTOR PHILIPPINES, INC.
(Borrower)

Exhibit D

FORM OF CERTIFICATE OF NON-DEFAULT

CERTIFICATE OF NON DEFAULT

            [Date]

The Lender

Attention :

Gentlemen:

The undersigned,                                           (hereinafter referred to as the “Borrower”) hereby certifies to you, as one of the Lenders named in the Loan Agreement with Chattel Mortgage dated                      (hereinafter referred to as the “Agreement”) by and between the Borrower and the Lenders, that as of this date, no event has occurred which constitutes, or which upon a mere lapse of time or giving of notice or both would constitute, an Event of Default under the Agreement.

Terms used herein and defined in the Agreement shall have the same meaning ascribed to them therein, unless otherwise defined herein.

Very truly yours,

ON SEMICONDUCTOR PHILIPPINES, INC.
(Borrower)
By:

Exhibit E

LOAN PAYMENT SCHEDULE

Period	Interest Rate Setting, Interest Payment & Loan Repayment Date	Day	No. of Days	Loan Principal Repayment				Total Outstanding Principal
				BPI	MBTC	SBC	Total
1	January 11, 2008	Friday	92	265,263.16	262,105.26	262,105.26	789,473.68	24,210,526.32

2	April 11, 2008	Friday	91	265,263.16	262,105.26	262,105.26	789,473.68	23,421,052.64

3	July 11, 2008	Friday	91	265,263.16	262,105.26	262,105.26	789,473.68	22,631,578.96

4	October 13, 2008	Monday	94	265,263.16	262,105.26	262,105.26	789,473.68	21,842,105.28

5	January 12, 2009	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	21,052,631.60

6	April 13, 2009	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	20,263,157.92

7	July 13, 2009	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	19,473,684.24

8	October 12, 2009	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	18,684,210.56

9	January 11, 2010	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	17,894,736.88

10	April 12, 2010	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	17,105,263.20

11	July 12, 2010	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	16,315,789.52

12	October 11, 2010	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	15,526,315.84

13	January 11, 2011	Tuesday	92	265,263.16	262,105.26	262,105.26	789,473.68	14,736,842.16

14	April 11, 2011	Monday	90	265,263.16	262,105.26	262,105.26	789,473.68	13,947,368.48

15	July 11, 2011	Monday	91	265,263.16	262,105.26	262,105.26	789,473.68	13,157,894.80

16	October 11, 2011	Tuesday	92	265,263.16	262,105.26	262,105.26	789,473.68	12,368,421.12

17	January 11, 2012	Wednesday	92	265,263.16	262,105.26	262,105.26	789,473.68	11,578,947.44

18	April 11, 2012	Wednesday	91	265,263.16	262,105.26	262,105.26	789,473.68	10,789,473.76

19	July 11, 2012	Wednesday	91	265,263.12	262,105.32	262,105.32	789,473.76	10,000,000.00

20	October 11, 2012	Thursday	92	3,360,000.00	3,320,000.00	3,320,000.00	10,000,000.00	—

EXHIBIT F

DISCLOSURE STATEMENT ON LOAN/CREDIT TRANSACTION

(As Required under R.A. 3765, Truth in Lending Act)

NAME OF BORROWER:

ADDRESS:

1. LOAN GRANTED (Amount to be financed)				(Peso) (A)

2. FINANCE CHARGES			Not Deducted From	Deducted From
Proceeds of Loan
a. Interest
From	to		(Peso)	(Peso) —

( ) Simple	( ) Monthly	( ) Semi-Annually
( ) Compound	( ) Quarterly	( ) Annual
b. Non-Interest Charges

c. Commitment Fee

d. Guarantee Fee

e. Other charges incidental to the extension of credit:

Total finance charges			(Peso)	(Peso) — (B)

3. NON-FINANCE CHARGES
a. Insurance Premium			(Peso) —	(Peso) —

b. Taxes

c. Documentary/Science Tax

d. Notarial Fee

e. Others (specify)

Total non-finance charges			(Peso) —	(Peso) — (C)

4. TOTAL DEDUCTIONS FROM PROCEEDS OF LOAN (B plus C)				(Peso) — (D)

5. NET PROCEEDS OF LOAN (A less D)				(Peso)

6. PERCENTAGE OF FINANCE CHARGES TO TOTAL OF AMOUNT FINANCED

7. EFFECTIVE INTEREST RATE % p.a.

8. SCHEDULE OF PAYMENT
a. Single Payment due on		(Peso)

b. Total Installment Payments payable in quarterly payments at		(Peso)

(Peso)	each installments

9. COLLATERAL: This loan is wholly/partly secured by: ( ) real estate ( ) chattel ( ) government securities ( ) unsecured ( ) others

10. ADDITIONAL CHARGES IN CASE CERTAIN STIPULATIONS ARE NOT MET BY THE BORROWER

Nature Amount

CERTIFIED CORRECT:

Lender

By:

Date:

I ACKNOWLEDGE RECEIPT OF A COPY OF THE STATEMENT PRIOR TO THE CONSUMMATION OF THE CREDIT TRANSACTION AND THAT I UNDERSTAND AND FULLY AGREE TO THE TERMS AND CONDITIONS THEREOF.

Borrower

By :

Date :

NOTICE TO BORROWER: YOU ARE ENTITLED TO A COPY OF THIS PAPER WHICH YOU SHALL SIGN.

EXHIBIT G

SECRETARY’S CERTIFICATE

I,                                         , of legal age, Filipino, and with business address at                                                              , after being duly sworn in accordance with law, depose and state that:

1. I am the duly elected and qualified Corporate Secretary of ON SEMICONDUCTOR PHILIPPINES, INC., a corporation duly organized and existing under and by virtue of the laws of the Republic of the Philippines with address and place of business at Governor’s Drive, Bo. Maduya Carmona, Cavite, Philippines;

2. At the meeting of the Board of Directors of the Corporation held on                     , the following resolutions were approved, a legal quorum being present and voting:

RESOLUTIONS

RESOLVED, that BANK OF THE PHILIPPINE ISLANDS, METROPOLITAN BANK & TRUST COMPANY, AND SECURITY BANK CORPORATION (hereinafter collectively called “BANKS”) be, and hereby are, designated as depositories of the funds/monies of the Corporation and that the Corporation be, and hereby is, authorized to open savings and/or current accounts with the BANKS’ head offices and/or any of their branches in connection with the Loan Transaction (defined below);

RESOLVED, FURTHER, that RICHARD COHEN, General Manager, be authorized (i) to sign, execute and/or deliver any and all documents in connection with the opening of the Loan Transaction account(s); (ii) to appoint the authorized users of any system or facility to be used in connection with the accounts; (iii) to withdraw the funds/monies of the Corporation by checks, receipts, drafts, bills of exchange, withdrawal slips, orders for payment or otherwise, (iv) to sign, endorse, draw, accept, make, execute and/or deliver, for negotiation, payment, deposit or collection, checks, receipts, drafts, bills of exchange, orders for payment and/or other similar instruments in connection with the account(s);

RESOLVED, FURTHER, that the Corporation be, and hereby is, authorized to borrow from the BANKS in an aggregate principal amount not to exceed US DOLLARS: TWENTY-FIVE MILLION (USD25,000,000.00) under such terms and conditions as may be approved by the Corporation (“Loan Transaction”);

RESOLVED, FURTHERMORE, that RICHARD COHEN, General Manager, be, and hereby is, authorized to sign, execute and/or deliver all necessary documents, agreements instruments and amendments thereto in connection with the Loan Transaction including but not limited to loan agreements, promissory notes, real estate mortgages, chattel mortgages and to take all further, future and additional actions and to execute and deliver all instruments or documents deemed by any of them to be necessary or appropriate in connection with the Loan Transaction;

RESOLVED, FINALLY, to confirm and ratify the acts and things done by the aforementioned signatories pursuant to and in accordance with the foregoing authorities.

3. The Corporation has a Board of Directors composed of four (4) members and the following are the current directors elected in the meeting of the stockholders held on 4 April 2007:

Name	Position
RICHARD COHEN	Director
HECTOR A. MARTINEZ	Director
AUGUSTO S. SAN PEDRO	Director
CHUN YEE WONG	Director

4. The principal officers of the Corporation elected in the meeting of the Board of Directors held on 4 April 2007 are as follows:

Name	Position
RICHARD COHEN	President & General Manager
HECTOR A. MARTINEZ	Corporate Secretary
AUGUSTO S. SAN PEDRO	Assistant Corporate Secretary
BHARATHAN NAIR	Corporate Treasurer

5. The foregoing information is in accordance with the records of the Corporation.

IN WITNESS WHEREOF, I have hereunto affixed my signature at Makati City on                     .

Corporate Secretary

Attested by:

RICHARD COHEN

President & General Manager

SUBSCRIBED AND SWORN TO before me on                      at Makati City, affiant exhibiting to me his Community Tax Certificate No.                      issued at Makati City on                     .

Doc. No.:	;

Page No.:	;

Book No.:	;

Series of 2007.

Schedule of Documents

(1)	Duly executed Loan Agreement with Chattel Mortgage, including all of the Exhibits attached thereto;

(2)	Form of the Note/s (as per attached Exhibit A hereof) and the Disclosure Statements as required under the Truth in Lending Act (RA No. 3765);

(3)	Secretary’s Certificate of the Borrower in the form authorizing the execution, delivery and performance of each of the Loan Documents and the transactions contemplated thereby and establishing the authority of the persons to execute the Loan Agreement on behalf of the Borrower and any other documents and certificates contemplated thereby;

(4)	Such other documentary requirements as may be required by the Lenders.